Exhibit 99.28

Draft of March 2, 2005

SPECIALIZED TERM APPRECIATION RETENTION SALE (STARS)
EQUITY FINANCIAL PRODUCTS GROUP

May 9, 2005

From:

Bank of America, N.A.

c/o Banc of America Securities LLC

9 West 57th Street

New York, NY 10019

Attention: Legal Department

Telephone: 212-583-8373

Facsimile: 212-230-8610

To:

American Honda Motor Co., Inc.

1919 Torrance Boulevard

Torrance, California 90501

Attention: Paul Honda (100-2W-5H)

Telephone: 310-783-2275

Telecopy: 310-787-4539

Reference Number: NY-17714

Dear Sir or Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the STARS transaction entered into between Bank of America, N.A. (“Party A”) and American Honda Motor Co. Inc., a California corporation (“Party B”), on the Trade Date specified below (the “Transaction”). This letter agreement, together with the Supplemental Confirmation referred to below, constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in (i) the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) and (ii) the 2000 ISDA Definitions (and Annex thereto) (the “2000 Definitions”) as published by ISDA, are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions, the 2000 Definitions and this Confirmation, this Confirmation shall govern. In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions shall govern. This Confirmation evidences a complete binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. For purposes of the Equity Definitions, the Transaction will be deemed to be a Share Forward Transaction with respect to the Notes (as defined below), based on the pricing of the Shares into which the Notes are convertible.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

In lieu of negotiating an ISDA Master Agreement and Schedule, Party A and Party B hereby agree that an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) (the “ISDA Form”) as published by ISDA in 1992, without any Schedule attached thereto, but containing all elections, modifications and amendments to the ISDA Form contained herein (as so supplemented, the “Agreement”), shall be deemed to have been executed by both of us on the Trade Date of the “Transaction”. This Confirmation and the Transaction to

which it relates shall supplement, form a part of, and be subject to, the Agreement. All provisions contained in, or incorporated by reference in, the Agreement shall govern the Transaction referenced in this Confirmation. In case of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation (including any amendments hereto) shall prevail for the purpose of the Transaction to which it relates.

If Party A and Party B subsequently negotiate an ISDA Master Agreement and Schedule, the Transaction shall be governed thereby only to the extent expressly so agreed by the parties at such time, and in such case, such agreement shall become the “Agreement”. In such event, in case of any inconsistency between the provisions of such Agreement and this Confirmation, this Confirmation (including any amendments hereto) shall prevail for the purpose of the Transaction.

1. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms and Valuation:

Trade Date:	May 9, 2005

Buyer:	Party A

Seller:	Party B

Notes:	10% Senior Secured Discount Convertible Notes due 2009 of XM Satellite Radio Holdings Inc., a Delaware corporation (the “Company”) and XM Satellite Radio Inc., a Delaware corporation and wholly owned subsidiary of the Company (together with the Company, the “Issuers”) issued pursuant to a note purchase agreement, dated as of December 21, 2002 (as amended and restated as of June 16, 2003, the “Note Purchase Agreement”).

Number of Notes:	Notes with a principal amount (the “Principal Amount”) of $33,249,084 (such principal amount representing the “Accreted Value” as of December 31, 2005 of Notes with an “Initial Value” (each as defined in the Note Purchase Agreement) of $25,000,000), the principal amount of which will be convertible into a total of 10,455,687 Shares (the “Base Shares”) on December 31, 2005 (based on such “Accreted Value” divided by the Conversion Price).

Shares:	The Class A Common Stock, par value U.S. $0.01 per share, of the Company (Exchange symbol “XMSR”), or security entitlements in respect thereof.

Conversion Price:	$3.18, as adjusted from time to time in accordance with the terms of the Notes.

Base Shares per Dollar of Note:	Base Shares/33,249,084.

Averaging Dates:	Each of the 10 consecutive Scheduled Trading Days commencing on January 4, 2007.

Averaging Date Disruption:	Modified Postponement; provided that references in Section 6.7(c)(iii)(A) and 6.6 of the Equity Definitions to “eighth” are hereby replaced with “fifth”.

Valuation Date:	The final scheduled Averaging Date determined pursuant to the “Averaging Dates” above.

Variable Obligation:	Not Applicable.

Forward Floor Price:	Base Floor Price multiplied by (100% minus Block Discount), with the result rounded to the nearest penny.

Base Floor Price:	As provided in the Supplemental Confirmation.

Block Discount:	As provided in the Supplemental Confirmation.

Forward Cap Price:	As provided in the Supplemental Confirmation.

Exchange:	NASDAQ National Market.

Related Exchange(s):	All Exchanges.

Clearance System:	Not Applicable.

Relevant Price:	Notwithstanding Section 1.23(b) of the Equity Definitions, the Relevant Price will be the NASDAQ Official Closing Price (NOCP) of the Shares as of the Valuation Time on the relevant date as reported in the official price dissemination mechanism for the Exchange.

Calculation Agent:	Bank of America, N.A.

Payment of Purchase Price:

Prepayment:	Not Applicable.

Settlement Terms:

Settlement Method Election:	Applicable; provided that if Party B elects Cash Settlement, it shall be deemed to have made the representations contained in Paragraph 3(c)(ii) below; provided, further, that if, in the judgment of Party A, (A) Party B would not be able to deliver the Number of Notes to be Delivered with respect to which the Representation and Agreement set forth in Section 9.11 of the Equity Definitions (as modified herein) would be true and satisfied as of 4:00 P.M. New York City Time on the Settlement Method Election Date as if (i) such date were a Settlement Date and (ii) Physical Settlement were applicable, or (B) any Transfer and Exercise Restriction (other than an Existing Transfer and Exercise Restriction) (each as defined in the Pledge Agreement) with respect to the Number of Notes to be Delivered is created during the term of this Transaction, whether or not consented to by Party B, and exists on the Settlement Method Election Date, then Party A shall have the right, but not the obligation, to elect that Party B be deemed to have elected Cash Settlement, notwithstanding any actual or deemed election by Party B to the contrary.

If Party B elects Cash Settlement, or is deemed to elect Cash Settlement, then the provisions relating to Physical Settlement shall not be applicable and the provisions set forth below relating to Cash Settlement shall apply.

Electing Party:	Party B.

Settlement Method Election Date:	Subject to “Consequences of Merger Events, Tender Offers and Spin-offs” below, the date that is ten Scheduled Trading Days prior to the first Averaging Date under the Transaction.

Default Settlement Method:	Physical Settlement, but references to “Shares” shall be deemed to refer to “Notes” except as otherwise provided in this Confirmation.

Settlement Date/Cash Settlement Payment Date:	If the Averaging Dates hereunder are not accelerated, January 26, 2007 (the “Scheduled Maturity Date”).

Settlement:	The following provisions shall apply to Physical Settlement or Cash Settlement, as applicable, and Sections 8.4 and 8.5 of the Equity Definitions (if Cash Settlement is applicable) or Section 9.2 of the Equity Definitions (if Physical Settlement is applicable) shall not apply to the Transaction to which this Confirmation relates. On the Settlement Date or Cash Settlement Payment Date, as applicable:

(A) Buyer will pay to Seller an amount equal to:

(i) if the Settlement Price is less than the Forward Floor Price, (x) the Forward Floor Price multiplied by (y) the Number of Notes multiplied by (z) the Base Shares per Dollar of Note; or

(ii) if the Settlement Price is greater than or equal to the Forward Cap Price, (x) the Forward Cap Price multiplied by (y) the Number of Notes multiplied by (z) the Base Shares per Dollar of Note; or

(iii) if the Settlement Price is greater than or equal to the Forward Floor Price but less than the Forward Cap Price, (x) the Settlement Price multiplied by (y) the Number of Notes multiplied by (z) the Base Shares per Dollar of Note; and

(B) Seller will:

(i) if Physical Settlement is applicable, deliver to Buyer the Number of Notes to be Delivered; or

(ii) if Cash Settlement is applicable, pay to Buyer an amount equal to the fair market value of the Number of Notes, as determined by the Calculation Agent; provided that (x) if, within one Scheduled Trading Day of its receipt of notice of the Calculation Agent’s determination, Seller objects in writing to the fair market value determined by the Calculation Agent, the Calculation Agent (1) will select four leading market dealers in instruments similar to the Notes and solicit quotations of the amount they would pay for the Notes based on the Settlement Price and interest rates, credit spreads and any other market information as of the final Averaging Date and (2) agrees to consider such quotations in good faith (without being bound by any such quotations) in reassessing its determination of the fair market value of the Notes; (y) in no event shall the fair market value of the Notes as determined by the Calculation Agent be less than the Number of Notes multiplied by the Base Shares per Dollar of Note multiplied by the Settlement Price; and (z) if Cash Settlement is applicable as a result of the creation and existence of a Transfer and Exercise Restriction, as provided under “Settlement Method Election” above, the fair market value shall be determined without regard to such Transfer and Exercise Restriction;

provided, further, that where Physical Settlement is applicable, unless Automatic Physical Settlement is applicable, Buyer shall be entitled to defer payment until Seller has actually transferred the Notes to Buyer, including registration of the Notes in the name of Buyer or its designee.

Additional Obligation:	If Physical Settlement is applicable to a settlement occurring in respect of the Scheduled Maturity Date, at Party B’s election prior to the final Averaging Date, (A) Buyer will pay or deliver, as applicable, to Seller the Additional Amount on the fourth Scheduled Trading Day following the earlier of the Conversion Delivery Date and March 31, 2007 or (B) Buyer will pay to Seller the amount described in clause (B) of Additional Amount on the Settlement Date.

Additional Amount:	(A) If the Issuers convert the Notes (including accrued interest thereon) pursuant to Section 9.2 of the Note Purchase Agreement prior to March 31, 2007, at Party B’s election prior to the Conversion Delivery Date (i) the number of Shares that the Number of Notes to be Delivered would be convertible into as of the Scheduled Maturity Date minus the Base Shares (the “Accrual Shares”), in the form received or (ii) the Accrual Shares multiplied by 85% of the Additional Price and (B) otherwise, an amount equal to the accrued and unpaid interest on the Number of Notes to be Delivered as of the Scheduled Maturity Date.

Additional Price:	The Relevant Price on the first Scheduled Trading Day that is not a Disrupted Day following the date (the “Conversion Delivery Date”) on which the Company delivers Shares in respect of the conversion of the Notes pursuant to Section 9.2 of the Note Purchase Agreement.

Number of Notes to be Delivered:	The Number of Notes.

Automatic Physical Settlement:	If:

(x) by 10:00 A.M., New York City time, on the Settlement Date or Cash Settlement Payment Date, as the case may be, Party B has not otherwise effected delivery of the required Number of Notes to be Delivered for the Settlement Date or made payment of the amount it owes for the Cash Settlement Payment Date, and

(y) the collateral then held under the Pledge Agreement by or on behalf of Party A includes a number of Notes with respect to which the Representation and Agreement set forth in Section 9.11 of the Equity Definitions (as modified herein) are true and satisfied (or, at the absolute discretion of Party A, Notes with respect to which such Representation and Agreement are not true or satisfied) with a Principal Amount at least equal to the Number of Notes to be Delivered for the Settlement Date,

then, unless Party A otherwise elects, (i) Party B shall be deemed not to have elected Cash Settlement (notwithstanding any notice by Party B to the contrary) and (ii) the delivery required in respect of a Physical Settlement, as described above, shall be effected in accordance with Section 5(f) of the Pledge Agreement. For the avoidance of doubt, the parties agree that, notwithstanding the foregoing and without limiting the generality of Section 5(a) of the Agreement, if Party B elects Cash Settlement or is deemed to have elected Cash Settlement and does not pay the amount it owes on the Cash Settlement Payment Date, Party B shall be in breach of this Agreement and shall be liable to Party A for any losses incurred by Party A or any affiliate of Party A as a result of such breach, including, to the extent that Physical Settlement of the Notes to Party A is effected as described above in clause (ii), market losses incurred in connection with any decline in the value of the Shares after the Averaging Dates corresponding to the Settlement Date.

Representation and Agreement:	The last sentence of Section 9.11 of the Equity Definitions is hereby deleted in its entirety.

Settlement Currency:	USD

Dividends:

Cash Dividends:	If, during the period commencing on and including the date that is one Settlement Cycle following the Trade Date and ending on but excluding the Settlement Date or Cash Settlement Payment Date, a record date with respect to a cash dividend or distribution on the Shares occurs, the Forward Floor Price and Forward Cap Price shall each be decreased by an amount equal to the future value of the gross cash dividend as of the Valuation Date, as determined by the Calculation Agent. The last sentence of Section 10.1 of the Equity Definitions shall not apply to this Transaction.

Share Adjustments:

Potential Adjustment Events:	The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall include the occurrence of any Potential Adjustment Event in relation to the Notes or the Shares and any modification or amendment to the terms of the Notes or the Note Purchase Agreement as in effect on the Trade Date. If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the Equity Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Extraordinary Dividends:	A cash dividend or distribution shall constitute an Extraordinary Dividend only if the aggregate of such cash dividend or distribution and all other cash dividends or distributions with an ex-dividend date occurring during the 12 months prior to the ex-dividend date for such cash dividend or distribution equals or exceeds 10% of the Relevant Price on the ex-dividend date for such cash dividend or distribution.

Method of Adjustment:	Calculation Agent Adjustment; provided that in determining the appropriate adjustment to make to the terms of this Transaction with respect to a Potential Adjustment Event, (i) the Calculation Agent shall take into account the effect of such Potential Adjustment Event on the Notes, the underlying Shares into which the Notes are convertible and this Transaction, as well as any adjustments in respect of such Potential Adjustment Event being made pursuant to the terms of the Notes or the Note Purchase Agreement and “Cash Dividends” above and (ii) without limiting the foregoing, in the case of an event described in Sections 11.2(e)(ii)(B), (C) or (D) or 11.2(e)(iii) of the Equity Definitions or in Section 11.2(e)(v) of the Equity Definitions if the repurchase (not including any repurchase of Shares subject to resale restrictions under Rule 144) reduces the number of the Shares held by non-affiliates of the Company by at least 4% below the level as of the date hereof, Section 11.2(c) of the Equity Definitions is hereby amended to delete the following: “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)”.

Extraordinary Events:

Spin-off:	A distribution of shares of a subsidiary of the Company to holders of the Shares of the Company.

Merger Event and Tender Offer:	The definition of Merger Event in Section 12.1(b) of the Equity Definitions and Tender Offer in Section 12.1(d) of the Equity Definitions shall include the occurrence of any Merger Event or Tender Offer in relation to the Shares.

Consequences of Merger Events, Tender Offers and Spin-offs:	On or after the date of the first public announcement of an intention to engage in a transaction that upon consummation would constitute a Merger Event (other than a Share-for-Share Merger Event), Tender Offer or Spin-off (only if, after consultation with Party B, Party A expects that the value to a holder of the Notes will be greater by converting immediately prior to such Spin-off than immediately after), (i) Party A may accelerate the Averaging Dates and Valuation Date of this Transaction upon at least 5 Scheduled Trading Days’ prior notice to Party B (in which case Party B may elect Cash Settlement no later than 3 Scheduled Trading Days prior to the first Averaging Date) and (ii) if Party A has accelerated the Averaging Dates and Valuation Date of this Transaction, the Calculation Agent shall make such adjustments to the valuation, settlement, payment or any other terms of the Transaction (or portion thereof), including the amount payable by Party A in connection with such early settlement, as it determines appropriate to account for the change in value of this Transaction (or portion thereof) to Party A, including without limitation as a result of such early valuation and the resulting early settlement, taking into account any adjustments in respect of such Merger Event, Tender Offer or Spin-off being made pursuant to the terms of the Notes or the Note Purchase Agreement.

If Party A does not accelerate the Averaging Dates and Valuation Date of this Transaction pursuant to the preceding paragraph or in the case of a Share-for-Share Merger Event or a Spin-off (other than a Spin-off described in the preceding paragraph), on or after the Merger Date, Tender Offer Date or effective date of the Spin-off, as applicable, the Calculation Agent shall make such adjustments to the valuation, settlement, payment or any other terms of the Transaction (or portion thereof) as it determines appropriate to account for the change in value of this Transaction (or portion thereof) to Party A, taking into account any adjustments in respect of such Merger Event, Tender Offer or Spin-off being made pursuant to the terms of the Notes or the Note Purchase Agreement.

Nationalization, Insolvency or Delisting:	Cancellation and Payment, with Party A as the Determining Party.

The definitions of “Nationalization” and “Insolvency” under Section 12.6(a) of the Equity Definitions shall include the occurrence of any Nationalization or Insolvency in relation to the Shares or the Notes.

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable, with references therein to Shares deemed to include Notes

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Hedging Party:	For all relevant Additional Disruption Events, Party A

Determining Party:	For all relevant Additional Disruption Events, Party A

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding
Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

2. Conditions:

(a) Credit Support Documents. As a condition to the effectiveness of this Confirmation, (i) the parties hereto shall enter into a Pledge Agreement (the “Pledge Agreement”) on or prior to the Trade Date, and Party B shall have pledged and delivered to Party A or its collateral agent on or prior to the Trade Date in the manner specified in the Pledge Agreement a number of Notes with a Principal Amount at least equal to the Number of Notes as security for Party B’s obligations hereunder, under the Agreement and under the Pledge Agreement, all as provided in the Pledge Agreement. The Pledge Agreement shall be a Credit Support Document hereunder and under the Agreement.

(b) Conditions to Effectiveness. This Transaction shall be effective if and only if the First Delivery Date (as defined in the Registration Agreement, dated as of May 9, 2005 among Party B, the Company and Banc of America Securities LLC (the “Registration Agreement”)) occurs on the fourth business day after the date of the Registration Agreement or such other time and date as Banc of America Securities LLC may designate. If the First Delivery Date shall not have occurred by such date, the parties shall have no further obligations in connection with this Transaction, other than in respect of breaches of representations or covenants on or prior to such date. If, for any reason, the prospectus contemplated by the Registration Agreement ceases to be current and available for use prior to the completion by Party A or its affiliates of the sale of the number of Shares Party A determines is necessary to comply with the Interpretive Letter (as defined below), Party A may reduce the Number of Notes to the number it determines appropriate in relation to the Shares sold prior to such time.

(c) Conditions to Party A’s Obligations. Party A’s obligations hereunder are further subject to the satisfaction of the condition that, on or prior to the First Delivery Date, Party A shall have received an opinion of O’Melveny & Myers LLP, counsel to Party B, in form and substance satisfactory to Party A and substantially to the effect set forth in Exhibit A hereto.

3. Other Provisions:

(a) Registration Agreement Representations, Warranties and Covenants. On the Trade Date, on the First Delivery Date and on each date on which Party A or its affiliates delivers a prospectus in connection with a sale to hedge this Transaction, Party B repeats and reaffirms as of such date all of the representations and warranties contained in the Registration Agreement. Party B hereby agrees to comply with its covenants contained in the Registration Agreement as if such covenants were made in favor of Party A.

(b) Interpretive Letter.

(i) Party B acknowledges that this Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take such actions, and to omit to take such actions, as may be commercially reasonable and reasonably requested by Party A for this Transaction to comply with the Interpretive Letter. Without limiting the foregoing, Party B agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M; and

(ii) Party B acknowledges that Party A will hedge its exposure to this Transaction by selling Shares borrowed from third party securities lenders or other Shares pursuant to a registration statement.

(c) Additional Representations and Agreements. Party B represents and warrants to and for the benefit of, and agrees with, Party A as follows:

(i) Party B has not and agrees that it will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act) in connection with this Transaction.

(ii) On the Trade Date and on the day on which Party B elects that Cash Settlement will apply to this Transaction, (A) the individuals making the election on behalf of Party B are not in possession of material, non-public information concerning the business, operations or prospects of the Issuers and (B) it has implemented reasonable policies and procedures, taking into consideration the nature of Party B’s business, to ensure that individuals making investment decisions would not violate the laws prohibiting trading on the basis of material, non-public information within the meaning of Rule 10b5-1(c)(2) under the Exchange Act. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuers.

(iii) On the Trade Date and, unless Party B elects that Cash Settlement will apply to this Transaction, on the Settlement Method Election Date, Party B is not, and will not become, a party to any agreement or understanding that would cause Party A or its affiliates to be part of a group for purposes of the beneficial ownership provisions of Sections 13(d) or 13(g) of the Exchange Act, and the rules and regulations thereunder, whether at the time the Transaction and the Pledge Agreement are entered into, upon settlement of the Transaction or foreclosure under the Pledge Agreement, or at the time Party A or its designee converts any Notes into Shares.

(iv) Party B is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended).

(v) Party B is (A) an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act, (B) is entering into the Transaction for its own account and not with a view to distribution and (C) understands and acknowledges that the Transaction has not and will not be registered under the Securities Act.

(vi) Party B is not, and after giving effect to the transactions contemplated hereby, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(d) Additional Event of Default. It shall be an Event of Default under the Agreement with respect to Party B if a Collateral Event of Default, as defined in the Pledge Agreement, shall have occurred.

(e) Indemnity. In the event that Party A or any of its affiliates becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any tax, legal, regulatory or accounting position taken by Party B in connection with, or any breach or alleged breach by Party B of any representation, warranty or covenant under, this Agreement, this Confirmation or the Pledge Agreement, Party B shall reimburse Party A or such affiliate for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith within 30 days of receipt of notice of such expenses, and shall indemnify and hold Party A or such affiliate harmless on an after-tax basis against any losses, claims, damages or liabilities to which Party A or such affiliate may become subject in connection with any such action, proceeding or investigation. Notwithstanding the foregoing, such obligation to hold harmless shall not apply to any such action, proceeding, or investigation which is finally determined as having resulted from Party A’s gross negligence, willful misconduct, or breach of the Agreement, this Confirmation or the Pledge Agreement. The reimbursement and indemnity obligations of Party B under this paragraph shall be in addition to any liability that Party B may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of Party A and its affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Party B, Party A, any such affiliate and any such person. Party B also agrees that neither Party A nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to Party B for or in connection with any matter described in the first sentence of this paragraph 3(e) except to the extent that any losses, claims, damages, liabilities or expenses incurred by Party B result from the gross negligence or bad faith of Party A or a breach by Party A of any of its covenants or obligations hereunder or thereunder. The foregoing provisions shall survive any termination or completion of the Transaction.

(f) No Condition of Confidentiality. Effective from the date of commencement of discussions concerning the Transaction, Party B and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Party B relating to such tax treatment and tax structure.

(g) Termination and Liquidation. The parties hereto agree and acknowledge that Party A is a “financial institution” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that this Agreement is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, and Party A is entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code.

(h) Certain Authorized Transfers. If in the reasonable judgment of Party A, after consultation with Party B, it becomes necessary or advisable under applicable regulatory law for Party A to transfer or assign its obligations hereunder, Party A may transfer or assign its rights and obligations hereunder, under the Agreement and under the Pledge Agreement in whole or in part to (A) any of its affiliates or (B) any entities sponsored or organized by, or on behalf of or for the benefit of, Party A; provided that either of the following must be true: (i) the credit rating of the long-term senior unsecured debt of the transferee published by Standard & Poor’s, a division of The McGraw Hill Companies, Inc., or Moody’s Investors Service, Inc. is equal to or greater than the credit rating published by such entity in respect of Party A immediately prior to such transfer or assignment or (ii) the creditworthiness of the transferee, after taking into account any applicable credit support, is not, in the judgment of Party B, weaker than the creditworthiness of Party A immediately prior to such transfer or assignment.

(i) Designation by Party A. Party A (the “Designator”) may designate any of its affiliates or other entities consolidated for accounting purposes with Party A (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver or take delivery of, as the case may be, any Notes in respect of the Transaction, and the Designee may assume such obligations and the obligations of Party A under this Confirmation with respect to such Notes. Such designation shall not relieve the Designator of any of its obligations hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations of the Designator hereunder, then the Designator shall be discharged of its obligations to Party B to the extent of such performance.

(j) Payments on Early Termination. For the purposes of this Transaction, Second Method and Loss shall apply. Upon the occurrence or effective designation of an Early Termination Date occurring as a result of an Event of Default or a Termination Event or the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.6 or 12.9 of the Equity Definitions, then with respect to all or a portion of this Transaction, in lieu of payments or deliveries provided in Section 6(e) of the Agreement or in the Equity Definitions with respect to such portion, Party A shall be entitled (in the case of an Early Termination Date, only if Party A is entitled to designate such Early Termination Date), by notice to Party B, to elect to accelerate the Averaging Dates and Valuation Date of the Transaction to the dates specified in such notice, in which case (i) the Calculation Agent shall make such adjustments to the valuation, settlement, payment or any other terms of the Transaction (or portion thereof), including the amount payable by Party A in connection with such early settlement, as it determines appropriate to account for the change in value of this Transaction (or portion thereof) to Party A, including without limitation as a result of such early valuation and the resulting early settlement and (ii) the Settlement Date shall be the date that Party A’s notice to Party B of any amount deliverable or payable hereunder is effective.

(k) Specified Transaction. For purposes of the Agreement, “Specified Transaction” shall also include any transaction with respect to the forward sale or delivery of any security.

(l) Cross Default. The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will not apply to Party A and will apply to Party B, and for such purpose “Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement, and the “Threshold Amount” in relation to Party B shall be $50,000,000.

(m) Netting and Set-off.

(i) If on any date cash would otherwise be payable or Notes or other property would otherwise be deliverable hereunder or pursuant to the Agreement, any Confirmation and the Pledge Agreement by Party A to Party B and by Party B to Party A and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(ii) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of a Default Event (as defined in the Pledge Agreement), Party A shall have the right to terminate, liquidate and otherwise close out the Transaction, all other Transactions contemplated by the Agreement, each Confirmation and the Pledge Agreement pursuant to the terms hereof and thereof, and to set off any obligation that Party A or any affiliate of Party A may have to Party B hereunder or thereunder, including without limitation any obligation to make any release, delivery or payment to Party B pursuant to the Pledge Agreement or any other such agreement, against any right Party A or any of its affiliates may have against Party B, including without limitation any right to receive a payment or delivery pursuant to any provision of the Agreement, any such other agreement or hereunder. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Notes or any right to receive Notes, the value at any time of such obligation or right shall be determined by reference to the market value of the Notes at such time, as determined by the Calculation Agent. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(n) Governing Law. This Confirmation shall be governed by the laws of The State of New York without reference to the conflict of laws provisions thereof other than New York General Obligations Law Section 5-1401. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

(o) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF PARTY A OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

4.	Notice and Account Details.

(a)	Telephone, Telex and/or Facsimile Numbers and Contact Details for Notices:

Address for notices or communications to Party A:

Bank of America, N.A.

c/o Banc of America Securities LLC

Equity Financial Products

9 West 57th Street, 40th Floor

New York, NY 10019

Telephone No.:    212-583-8373

Facsimile No.:      212-847-5124

Address for notices or communications to Party B:

American Honda Motor Co., Inc.

1919 Torrance Boulevard

Torrance, California 90501

Attention: Paul Honda (100-2W-5H)

Telephone No.: 310-783-2275

Facsimile No.: 310-787-4539

(b)	Account Details:

Account Details of Party A:

Pay to:	Bank of America, N.A.
San Francisco, CA
SWIFT: BOFAUS65
Bank Routing: 121-000-358
Account Name: Bank of America
Account No.: 12333-34172

Account Details of Party B:

Pay to:	Union Bank of California
Los Angeles Agency 445 S. Figueroa Street, 13th Floor Los Angeles, CA 90071 Account No.: 0320201519 ABA No.: 122000496

5.	Offices.

Party A: Charlotte

Party B: Inapplicable

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely, BANK OF AMERICA, N.A.

By:	/s/ Robert J. Dilworth
Name:	Robert J. Dilworth
Title:	Principal

Accepted and Confirmed as of the Trade Date: AMERICAN HONDA MOTOR CO., INC.

By:	/s/ S. Sakamoto
Name:	Shinichi Sakamoto
Title:	Treasurer

Exhibit A

[Form of Legal Opinion]

                    ], 2005

Bank of America, N.A.

c/o Banc of America Securities LLC

9 West 57th Street

New York, New York 10019

Banc of America Securities LLC

9 West 57th Street

New York, New York 10019

RE:	FORWARD TRANSACTION BY AMERICAN HONDA MOTOR CO., INC.

Ladies and Gentlemen:

We have acted as special counsel to American Honda Motor Co., Inc., a California corporation (“AHM”), in connection with the specialized term appreciation retention sale confirmation, dated as of [                    ], 2005, by and between Bank of America, N.A., a national banking association, as buyer (“Bank”), and AHM (the “Confirmation”), relating to the forward sale by AHM of the 10% Senior Discount Convertible Notes due 2009 (the “Notes”) of XM Satellite Radio Holdings Inc., a Delaware corporation (“Company”), and XM Satellite Radio Inc., a Delaware corporation and wholly owned subsidiary of the Company (together with the Company, the “Issuers”), and the related registration agreement, dated as of [                    ], 2005, by and among Banc of America Securities LLC (“Underwriter”), AHM and Company (the “Registration Agreement”). We are providing this opinion to Underwriter and Bank at the request of AHM pursuant to Section 7(c) of the Registration Agreement and Paragraph 2(c) of the Confirmation. Except as otherwise indicated, capitalized terms used in this opinion and defined in the Registration Agreement will have the meanings given in the Registration Agreement.

In our capacity as such special counsel, we have examined originals or copies of those corporate or other records and documents we considered appropriate. As to relevant factual matters, we have relied upon the matters set forth in the Certificate of American Honda Motor Co., Inc., dated as of the date hereof, a copy of which has been delivered to you, and the representations of the parties in the Registration Agreement, Amendment No. 2 to the Amended and Restated Director Designation Agreement dated [                    ], 2005 (“Amendment”), the Acknowledgement and Agreement Letter dated [                    ], 2005, by and among the Issuers, Bank and AHM (the “Letter Agreement”) and the Forward Sale Agreement. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. To the extent AHM’s obligations depend on the enforceability of the Registration Agreement, the Letter Agreement, the Amendment and the Forward Sale Agreement against the other parties thereto, we have assumed that the Registration Agreement, the Letter Agreement, the Amendment, and the Forward Sale Agreement are enforceable against such other parties.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	AHM is a corporation validly existing and in good standing under the laws of the State of California.

2.	AHM has the corporate power to enter into and perform its obligations under the Registration Agreement, the Forward Sale Agreement, the Amendment and the Letter Agreement, and the

execution, delivery and performance of the Registration Agreement, the Forward Sale Agreement, the Amendment and the Letter Agreement have been duly authorized by all necessary corporate action on the part of AHM.

3.	Each of the Registration Agreement, the Forward Sale Agreement, the Amendment and the Letter Agreement has been duly executed and delivered by AHM and constitutes the legally valid and binding obligation of AHM, enforceable against AHM in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

4.	The execution and delivery by AHM of the Registration Agreement, the Amendment, the Forward Sale Agreement and the Letter Agreement do not, and AHM’s performance of its obligations thereunder will not, (i) violate or breach the Articles of Incorporation or Bylaws of AHM, (ii) violate, breach or result in a default under any existing obligation of or restriction on AHM under any agreement identified on Schedule I to this opinion, or (iii) violate any current California, New York or federal law that we have, in the exercise of customary professional diligence, recognized as applicable to AHM or to transactions of the type contemplated in the Registration Agreement, the Forward Sale Agreement, the Amendment or the Letter Agreement.

5.	No order, consent, permit or approval of, or any filing with, any California, New York or federal governmental authority that we have, in the exercise of customary professional diligence, recognized as applicable to AHM or to transactions of the type contemplated in the Registration Agreement, the Letter Agreement, the Amendment or the Forward Sale Agreement is required on the part of AHM for the execution and delivery of, and performance of its obligations under, the Registration Agreement, the Letter Agreement, the Amendment or Forward Sale Agreement, except for such as have been obtained, except for filings and other actions required pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 and the rules and regulations thereunder, federal and state securities or blue sky laws, as to which we express no opinion.

6.	The Pledge Agreement is effective to create in favor of Bank of America, N.A. (in its capacity as secured party under the Pledge Agreement, the “Secured Party”) a security interest in the Notes delivered to Bank, as Secured Party, under the Uniform Commercial Code as in effect in the State of New York (the “Code”).

(a)	If the Notes constitute an instrument for purposes of the Code, then when Bank takes possession of the Notes in the State of New York, Bank will have a perfected security interest in the Notes prior to any other security interest therein that may be created by AHM under Article 9 of the Code.

(b)	If the Notes constitute a certificated security for purposes of the Code, then on delivery of the Notes to Bank, in the State of New York, Bank will acquire a perfected security interest in the Notes.

7.	It is not a condition to the consummation of the transactions contemplated in the Forward Sale Agreement that Bank assume the obligations of AHM under the Amended and Restated Director Designation Agreement dated as of February 1, 2003 (as amended on September 9, 2003, the “Director Designation Agreement”), the Third Amended and Restated Shareholders and Noteholders Agreement dated as of June 16, 2003 (the “Shareholders Agreement”) or the Second Amended and Restated Registration Rights Agreement dated as of January 28, 2003 (the “Registration Rights Agreement”), and the Director Designation Agreement, Shareholders Agreement and Registration Rights Agreement will not be binding on Bank or any designee as provided in the Confirmation as a result of the acquisition by the Bank or the designee of Notes pursuant to the Confirmation.

Our opinion in paragraph 3 above as to the enforceability of the Registration Agreement and the Forward Sale Agreement is subject to the following:

•	We advise you that Paragraph 3(n) of the Confirmation and Section 9(f) of the Pledge Agreement, each of which provides for exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, may not be binding on the courts in the forums selected or excluded; and

•	We express no opinion regarding any provision of the Pledge Agreement that purports to permit the Secured Party or any other person to sell or otherwise dispose of any Collateral (as defined therein) subject thereto except in compliance with the Code, any other applicable federal and state laws and any agreement governing such Collateral (which, in the case of the Notes, means the Note Purchase Agreement), or to impose on the Secured Party standards of care of Collateral in the Secured Party’s possession other than as provided in Section 9-207 of the Code. We advise you that federal and state securities laws may limit the right to transfer or dispose of Collateral that may constitute securities under such laws.

For purposes of the opinion expressed in paragraph 4(iv), we express no opinion regarding any federal securities laws, or Blue Sky or state securities laws.

Our opinions in paragraph 6 are limited to Article 9 of the Code and do not address (i) laws of jurisdictions other than New York, or (ii) collateral not subject to Article 9 of the Code (including by reason of Section 9-109(c) or (d) thereof).

We express no opinion with respect to:

(a)	the priority of any security interest except as set forth in paragraph 6(a), relating to the Notes; and

(b)	In rendering the opinions in paragraph 6, we have assumed that:

(i)	AHM has, or will have at the relevant time, rights in the Notes in which AHM has granted a security interest to the Secured Party within the meaning of Section 9-203(b)(2) of the Code at all times relevant to this opinion; and

(ii)	If the Notes constitute instruments for purposes of the Code, Bank has taken possession of the Notes in good faith and without knowledge that its acquisition of a security interest violates the rights of another secured party and there is no indication that the Note has been assigned to another secured party.

The law covered by this opinion is limited to the present federal law of the United States, the present laws of the States of New York and California. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is furnished by us as special counsel for AHM and may be relied upon by you only in connection with the transactions contemplated by the Registration Agreement and the Forward Sale Agreement. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

SCHEDULE I

AGREEMENTS

1.	Amended and Restated Note Purchase Agreement, dated as of June 16, 2003, by and among AHM, the Issuers and other purchasers of the Notes.

2.	The Shareholders Agreement.

3.	The Registration Rights Agreement.

4.	The Director Designation Agreement.

5.	Manufacturing License and Technical Assistance Agreement Concerning Automobiles, dated as of April 1, 1997, by and between Honda Motor Co., Ltd. and Honda of America Mfg., Inc.

6.	Keep Well Agreement, dated as of March 6, 1991, by and between Honda Motor Co., Ltd. and AHM.

7.	Purchase Agreement, dated as of September 1, 1987, by and between Honda of America Mfg., Inc. and AHM.

Supplemental Confirmation

May 9, 2005

From:

Bank of America, N.A.

c/o Banc of America Securities LLC

9 West 57th Street

New York, NY 10019

Attention: Legal Department

Telephone: 212-583-8373

Facsimile: 212-230-8610

To:

American Honda Motor Co., Inc.

1919 Torrance Boulevard

Torrance, California 90501

Attention: Paul Honda (100-2W-5H)

Telephone: 310-783-2275

Telecopy: 310-787-4539

Reference Number: NY-17714

Dear Sir or Madam:

The purpose of this letter agreement (this “Supplemental Confirmation”) is to supplement the terms and conditions of the above-referenced STARS transaction entered into between Bank of America, N.A. and American Honda Motor Co. Inc., a California corporation, with a Trade Date of May 9, 2005 (the “Transaction”).

Scheduled Maturity Date:	January 26, 2007

Base Floor Price:	$28.64

Base Cap Price:	$31.79

Block Discount:	5.73%

Forward Floor Price:	$27.00

Forward Cap Price:	$29.97

Additional Disruption Events:

Increased Cost of Hedging:	Applicable

Increased Cost of
Stock Borrow:	Applicable

Initial Stock Loan Rate:	80 basis points per annum

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Supplemental Confirmation enclosed for that purpose and returning it to us.

Yours sincerely, BANK OF AMERICA, N.A.

By:	/s/ Robert J. Dilworth
Name:	Robert J. Dilworth
Title:	Principal

Accepted and Confirmed as of the Trade Date: AMERICAN HONDA MOTOR CO., INC.

By:	/s/ S. Sakamoto
Name:	Shinichi Sakamoto
Title:	Treasurer

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